Exhibit 99.1

FOR IMMEDIATE RELEASE

WEDNESDAY JUNE 20, 2012

MHI HOSPITALITY CORPORATION ANNOUNCES PARTIAL REDEMPTION

OF SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK;

FINANCING OF TAMPA HOTEL ASSET

Williamsburg, Virginia – June 20, 2012 – MHI Hospitality Corporation (NASDAQ: MDH) (the “Company”) announced today that the Company has entered into an agreement with the holders of the Company’s Series A Cumulative Redeemable Preferred Stock (the “Preferred Stock”) to redeem approximately 11,514 shares of Preferred Stock for an aggregate redemption price of approximately $12,295,234, plus the payment of related accrued and unpaid cash and dividends.

The Company also entered into an amendment of its existing Note Agreement with Essex Equity High Income Joint Investment Vehicle, LLC (“Essex”) whereby the Company made a $1.5 million prepayment under the Note Agreement. In addition, the amount of the undrawn term loan commitments under the Note Agreement increased to $7.0 million, of which $2.0 million is reserved with certain use restrictions.

The Company also announced that it successfully executed a $14.0 million secured loan with C1 Bank collateralized by a first mortgage on the Crowne Plaza Tampa Westshore Hotel in Tampa, Florida. The loan carries a fixed interest rate of 5.60% and amortizes on a 25 year schedule. The maturity date is June 18, 2017. Per the above, proceeds from the loan were used to redeem a portion of the Preferred Stock and to prepay the Company’s Note Agreement.

Andrew M. Sims, Chief Executive Officer of the Company, commented, “The financing of our Tampa asset has enabled us to redeem nearly half of the Company’s outstanding shares of Preferred Stock, thereby replacing 12.0% capital with 5.6% capital, resulting in an annual interest savings of approximately $800,000 on a normalized basis. These transactions are wholly consistent with our continuing balance sheet restructuring that, over the past ten months, has included the closing of five single-asset mortgages and the elimination of our syndicated credit facility.”

About MHI Hospitality Corporation

MHI Hospitality Corporation is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale to upper upscale full-service hotels in the Mid-Atlantic and Southern United States. Currently, the Company’s portfolio consists of investments in ten hotel properties, nine of which are wholly-owned and comprise 2,113 rooms. All of the Company’s wholly-owned properties operate under the Hilton Worldwide, InterContinental Hotels Group and Starwood Hotels and Resorts brands. The Company has a 25.0 percent interest in the Crowne Plaza Hollywood Beach Resort. MHI Hospitality Corporation was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information please visit www.mhihospitality.com.

Contact at the Company:

Scott Kucinski

Director - Investor Relations

(757) 229-5648